Three Irons, Inc.
12000 Westheimer, Suite 340
Houston, TX 77077 ● Tel: (281) 600-6000 ● Fax: (713) 462-1980

April 25 2008

Legacy Communications Corporation	Via Fax: (435) 628-6636
Attn: E. Morgan Skinner, Jr.
210 North 1000 East
St. George, UT 84770

Re: Purchase of securities from Legacy Communications Corporation

Dear Mr. Skinner:

This letter is intended to summarize the principal terms of an agreement under which we, as custodian for several unaffiliated beneficial owners (“Purchaser”), will acquire record title and ownership to certain existing indebtedness and newly-issued shares of preferred stock, $.001 par value per share (the “Preferred Stock”), of Legacy Communications Corporation, a Nevada corporation (“Legacy”), and will enter into the other transactions described in this letter. In this letter, (i) the Purchaser and Legacy are sometimes called the “Parties,” and (ii) the Purchaser’s acquisition of the indebtedness and Preferred Stock and other transactions described in this letter, is sometimes called the “Transaction.”

1. On the date of this Letter, Legacy will create a series of preferred stock designated the “Series A Redeemable Convertible Preferred Stock,” substantially in the form of Exhibit A to this letter, with the following characteristics:

a. Designation and amount: The number of shares designated as Series A Redeemable Convertible Preferred Stock will be 185,000 shares of newly designated preferred stock, $.001 par value per share, with a stated value of $1.00 per share (the “Stated Value”).

b. Dividends: The Series A Preferred Stock shall not have any dividend rights.

c. Liquidation: The Series A Preferred Stock will participate in the distribution of the assets of the company upon liquidation in preference to the common stock, $.001 par value (the “Common Stock”), of Legacy as though it had been converted into shares of Common Stock at the conversion rate then in effect, until the holders of the Series A Preferred Stock have received distributions in the amount of the Stated Value plus a premium of 12.5% of the Stated Value (the “Liquidation Premium”).

d. Voting: Each share of Series A Preferred Stock shall be entitled to vote on an “as converted” basis and shall vote as a class with the Common Stock; provided, however, that the aggregate votes that may be cast by any holder or any group (as defined in Rule 13d-5 under the Exchange Act) with respect to Series A Preferred Stock held by such holder or the members of such group shall not exceed 4.99% of the aggregate voting interest of the Series A Preferred Stock and the Common Stock then outstanding.

e. Conversion: Each share of Series A Preferred Stock shall be convertible by the holders thereof after July 1, 2008 (i) into shares of Common Stock that have a market value equal to the Stated Value and Liquidation Premium if there is a default by Legacy in any of the provisions of paragraph 5 of this letter and such default is continuing at the time of the conversion; provided, however, that no holder may convert shares of Series A Preferred Stock to the extent that such holder or any group (as defined in Rule 13d-5 under the Exchange Act) of which such holder is a member would become the beneficial holder (as defined in Rule 13d-3 under the Exchange Act) of more than 4.99% of the issued and outstanding Common Stock; or (ii) into 200 shares of Common Stock if the Transaction has been completed at the time of the conversion.

Legacy Communications Corporation
April 25, 2008

f. Redemption: At any time prior to July 1, 2008, each share of Series A Preferred shall be redeemable by Legacy for Stated Value plus the Liquidation Premium. From and after July 1, 2008, each share of Series A Preferred shall be redeemable by Legacy for 1/1000th share of Common Stock unless the Board of Directors of Legacy determines that such right of redemption shall be of no force and effect. The Series A Preferred shall not otherwise be redeemable by Legacy.

g. Antidilution: All redemption and conversion provisions shall be subject to adjustment for stock splits, stock dividends and other increases in the number of outstanding shares of Common Stock outstanding and shall not be adjusted for any reverse stock splits, combinations or other decreases in the number of shares of Common Stock outstanding.

2. The Closing shall occur on the last to occur: (i) 45 days after (A) Legacy has filed a Form 10-KSB for the year ended December 31, 2007, (B) Legacy has filed a Form 10-QSB for the quarter ended March 31, 2008, (C) original documents representing the Transaction Debt, duly endorsed for transfer, shall have been delivered to the Escrow Agent, (D) original certificates representing 145,000 shares of Preferred Stock shall have been delivered to the Escrow Agent, (E) original certificates representing 13,454,316 shares of Common Stock, duly endorsed for transfer with customary signature guarantee shall have been delivered to the Escrow Agent, (F) the federal and state income tax returns of Legacy for the year ended December 31, 2007 has been filed and a copy delivered to Purchaser, (G) all of the representations and warranties of Legacy are true and correct, (H) all conditions to Closing have occurred, or (ii) July 1, 2008

3. The Purchaser hereby subscribes for 40,000 shares of Series A Preferred Stock for an aggregate purchase price of $40,000. Legacy acknowledges receipt of payment simultaneously with the signature of this letter.

4. Promptly after the date of this letter, Legacy will identify existing indebtedness held by one or more non-affiliated creditors with aggregate principal and accrued interest, penalties, late fees, and other obligations (such indebtedness and all accrued and unpaid interest, penalties, late fees and other obligations relating thereto is referred to as the “Transaction Debt”) and obtain the commitment of the creditor or creditors to transfer the Transaction Debt to Purchaser in accordance with the Transaction.

5. On or before July 1, 2008, in a simultaneous transaction (the “Closing”):

a. Legacy will transfer all of its existing assets and operations to a wholly owned subsidiary (the “Subsidiary”) and the Subsidiary shall assume and become solely responsible for all of the outstanding indebtedness and liabilities of Legacy other than the Transaction Debt. Legacy shall obtain such releases, novations and other agreements from its creditors as necessary to be fully and completely released from all outstanding indebtedness and liabilities other than the Transaction Debt.

b. Purchaser shall subscribe for, and Legacy shall issue to Purchaser, the remaining 145,000 shares of Series A Preferred Stock for an aggregate purchase price of $145,000. All of the purchase price shall be paid in immediately available funds at the Closing to the escrow agent (the “Escrow Agent”) pursuant to a funds escrow agreement substantially in the form of Exhibit C to this letter and applied for the benefit of Legacy in accordance with its terms.

c. Purchaser will acquire the Transaction Debt directly from the owner or owners thereof for an aggregate purchase price of $110,000, payable in immediately available funds to the Escrow Agent pursuant to a funds and securities escrow agreement substantially in the form of Exhibit C to this letter and applied for the benefit of the owners of the Transaction Debt.

d. Legacy shall deliver all of the shares of the Subsidiary for holding and voting pursuant to the terms of a trust receipt, irrevocable instructions and irrevocable proxy substantially in the form of Exhibit B to this letter.

e. Shareholders of Legacy (“Shareholders”) shall have delivered to the Escrow Agent named in Exhibit C not less than 13,454,316 shares of common stock of Legacy to be held and delivered in accordance with the terms of the funds and securities escrow agreement substantially in the form of Exhibit C to this letter and distributed for the benefit of the Purchaser in accordance with its terms.

Legacy Communications Corporation
April 25, 2008

f. If the Transaction is covered by Section 13(d) or 14(d) of the Exchange Act, Legacy shall have mailed to its shareholders an information statement that complies with Rule 14f-1 of Regulation 14E of the Exchange Act and otherwise complied with the warrants and representations of paragraph 5 of this letter.

g. The directors of Legacy shall have elected and appointed the officers and directors designated by Purchaser and resigned all of their respective positions as officers and directors of Legacy; provided, however, that nothing herein shall require the directors or officers of the Subsidiary to resign any position with the Subsidiary or any company owned by the Subsidiary.

6. Legacy warrants and represents that: (i) Legacy is authorized to issue 5,000,000 shares of preferred stock, $.001 par value per share, and 50,000,000 shares of common stock $.001 par value per share; (ii) no preferred shares are issued or outstanding and 17,379,172 shares of common stock are issued and outstanding as of the date of this letter; (iii) it will file its Annual Report on Form 10-KSB for the year ended December 31, 2007 on or before April 30, 2008; (iv) it shall file when due all other reports require required to be filed prior to the Closing with the Securities and Exchange Commission (the “SEC”) by issuers having a class of securities registered under Section 12(g) of the Exchange Act with respect to the Transaction, including without limitation a Current Report on Form 8-K with respect to the Transaction; (v) the Subsidiary and the Shareholders shall be solely responsible for a timely and adequate response to comments received from the SEC with respect to any report or registration statement filed prior to the Closing; (vi) it will seek and obtain a complete release from any outstanding indebtedness other than the Transaction Debt (as defined); (vii) it will cause Legacy to continue to be eligible for quotation on the Over-the-Counter Bulletin Board prior to the Closing; (viii) it will provide to Purchaser any information requested in writing within 15 days after receipt of such request; and (ix) it will take such other actions as are necessary to maintain the registration of the Common Stock with the SEC prior to the Closing.

7. Except as set forth in this letter and the Definitive Agreement, Legacy shall not issue shares of Common Stock, preferred stock, or any warrant, option or other security convertible into, exchangeable for or having a right to subscribe for Common Stock or preferred stock until the Transaction has been completed or abandoned by the Parties. The foregoing notwithstanding, Legacy shall be entitled to engage in its normal business of buying and selling radio station properties (including construction permits, broadcast licenses and other rights to construct or operate radio stations); provided that no such acquisition or sale shall involve the issuance of any securities by Legacy.

8. It is the intention of the Parties that the Transaction be exempt from registration with the SEC. In the event that the Transaction cannot be accomplished without registration of the Series A Preferred Stock under the Securities Act of 1933, the Parties agree to use commercially reasonable efforts to restructure the Transaction so that it may be completed without such registration.

9. The Parties intend this letter to be a binding agreement to undertake the Transaction. The foregoing notwithstanding, the Parties anticipate the negotiation and signature of a definitive agreement (the “Definitive Agreement”) relating to the Transaction that will supersede and replace this letter and will contain the representations and agreements in this letter and such additional representations, warranties, covenants and other terms as are customary in similar transactions.

10. The Parties acknowledge that this letter must be disclosed by Legacy on a Form 8-K as a material definitive agreement. Purchaser consents to and authorizes such disclosure.

11. This letter shall be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter may be brought against any of the Parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas sitting in Houston, Texas, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Legacy Communications Corporation
April 25, 2008

12. This letter may be signed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature transmitted by facsimile or Portable Document Format (“PDF”) shall be deemed to be an original signature for all purposes unless the other Party has actual knowledge that such facsimile or PDF signature is fraudulent. This letter supersedes all prior agreements relating to the Transaction, whether written or oral, and contains all of the agreements of the Parties with respect to the Transaction. It may not be modified or supplemented except by a written document signed by the Parties.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours, THREE IRONS, INC.

By: /s/ Hunter M. A. Carr
Name: Hunter M. A. Carr
Title: Director

Accepted and agreed on April 28, 2008.

Legacy Communications Corporation

By: /s/ E. Morgan Skinner, Jr.
Name: E. Morgan Skinner, Jr.
Title: Chief Executive Officer and President